EXHIBIT 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the LeapFrog Enterprises, Inc. Amended and Restated 2011 Equity and Incentive Plan of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of LeapFrog Enterprises, Inc. and the effectiveness of internal control over financial reporting of LeapFrog Enterprises, Inc., included in its Annual Report (Form 10-K) for year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

August 6, 2012